Exhibit 10.29

Senior Officer Restricted Stock Unit Award Agreement
Under the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan

    Bloomin’ Brands, Inc. (the “Company”) hereby issues to the Participant who is an officer above Vice President level ("Senior Officer Participant") an award (the “Award”) of Restricted Stock Units (the “RSUs”). Each RSU represents an unfunded, unsecured promise of the Company to deliver to the Senior Officer Participant one share of the Company’s common stock (a “Share”), subject to the vesting and other restrictions, terms and conditions set forth in the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan (the “Plan”) and those set forth in this Agreement, including the Terms and Conditions of RSU Award attached hereto as Exhibit A (collectively, the “Agreement”). Any capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Plan.

Award of RSUs:

Name/Senior Officer Participant:	<name>
Type of Grant:	Restricted Stock Unit
Date of Grant:	<date>
Total RSUs Granted:	<shares>

The Senior Officer Participant, by accepting this award online on www.netbenefits.com, acknowledges and agrees that the RSUs are granted under and governed by the terms, and subject to the conditions, of this Agreement, including the Terms and Conditions of RSU Award attached hereto as Exhibit A, and the Plan.

IN WITNESS WHEREOF, the Company and the Senior Officer Participant have caused this grant of RSUs to be executed, as of the Date of Grant specified above.

BLOOMIN’ BRANDS, INC.

By:	ELECTRONIC SIGNATURE
Michael Spanos, Chief Executive Officer
(or Kelly Lefferts, Chief Legal Officer)

SENIOR OFFICER PARTICIPANT:

Name:

Exhibit A

Terms and Conditions of RSU Award

1.Condition to the Senior Officer Participant’s Rights Under this Agreement. This Agreement shall not become effective, and the Senior Officer Participant shall have no rights with respect to the Award or the RSUs, unless and until the Senior Officer Participant has fully executed this Agreement by accepting the Award online as described in Section 9 below. Notwithstanding the foregoing, if the Senior Officer Participant does not otherwise reject this Award in writing to the Company’s compensation department within 90 days of the Date of Grant or such other manner as the Company may specify from time to time in its sole discretion, the Senior Officer Participant shall be deemed to have signed and accepted the Award, and the terms and conditions hereof, as of the Date of Grant.

2.Vesting. Subject in each case to the Senior Officer Participant’s Continuous Service and compliance with the obligations set forth in Section 5 through each applicable vesting date, the RSUs awarded under this Agreement shall vest in accordance with the schedule set forth below (the “Vesting Schedule”) unless, prior to any vesting date set forth, the applicable RSUs are forfeited or have become subject to accelerated vesting under the terms and conditions of the Plan:

Vesting Date	Vesting Percentage
First Anniversary of Date of Grant	One-Third
Second Anniversary of Date of Grant	One-Third
Third Anniversary of Date of Grant	One-Third

Prior to actual settlement of any RSU that has vested, the RSU will represent an unfunded, unsecured obligation of the Company in accordance with Section 17.13 of the Plan.

3.Termination of Continuous Service. Except to the extent provided otherwise in Section 4 hereof or unless the Committee determines otherwise:

(a)If the Senior Officer Participant’s Continuous Service terminates other than as provided for in Sections 3(b) and 3(c) below, then all RSUs that are not vested at the time of such termination shall be automatically and immediately forfeited for no consideration.

(b)If the Senior Officer Participant’s Continuous Service terminates due to death or Disability, then all RSUs that are not vested shall become immediately vested in full upon such termination.

(c)If the Senior Officer Participant retires (i) on or after age sixty (60) with five (5) years of service with the Company or an Affiliate or (ii) on or after age fifty-five (55) with ten (10) years of service with the Company or an Affiliate (“Retirement”) prior to the vesting or forfeiture of the RSUs pursuant to Section 2 hereof, then the number of RSUs that vest shall be determined as of the date of the Senior Officer Participant’s Retirement on a pro rata basis, determined based on the number of full months of employment completed from the Date of Grant to the date of the Senior Officer Participant’s Retirement divided by the number of full months of the original Vesting Schedule.

4.Change in Control.

(a)If a Change in Control occurs, and the RSUs remain outstanding following such Change in Control or are exchanged or converted into securities or other similar rights of any surviving, acquiring or successor entity in accordance with Section 12.1(ii) of the Plan or otherwise, then the vesting and transfer restrictions and other terms and conditions hereof shall continue to apply to the RSUs or any securities or other similar rights issued to the Senior Officer Participant upon exchange or conversion of the RSUs, as applicable.

(b)If a Change in Control occurs, pursuant to which the RSUs will be cancelled in exchange for cash consideration to Senior Officer Participant in accordance with Section 12.1(i) of the Plan, then with respect to a Senior Officer who is an Employee at the level of above Vice President at the time of such Change in Control, all RSUs that remain unvested and have not been previously forfeited shall be converted upon such Change in Control into an award representing the right to receive such cash consideration, provided, however, that such award will be subject to the vesting and transfer restrictions and other terms and conditions hereof and will be payable to the Senior Officer Participant only to the extent it has vested.

5.Restrictive Covenants.

(a)Confidential Information; Non-Disclosure. During the course of the Senior Officer Participant’s employment, before and after the execution of this Agreement, and as consideration for the restrictive covenants entered into herein, Senior Officer Participant has received and will continue to receive some or all of the Company’s confidential or proprietary information and various Trade Secrets (as defined under applicable law, including the Defend Trade Secrets Act of 2016). Except in the performance of duties for the Company, at no time during Senior Officer Participant’s employment with the Company, or at any time thereafter, shall Senior Officer Participant, individually or jointly with others, for the benefit of Senior Officer Participant or for the benefit of any third party, publish, disclose, use or authorize anyone else to publish, disclose or use any secret or confidential material or information relating to any aspect of the business or operations of the Company or any of its affiliates, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures, financial data, processes, vendors and other information or know-how of the Company or any of its affiliates (“Confidential Information”), except (i) to the extent required by law, regulation or valid subpoena, or (ii) to the extent that such information or material becomes publicly known or available through no fault of Senior Officer Participant. Further, the Senior Officer Participant may disclose Confidential Information to a government agency as part of a report, complaint, or investigation without providing notice to the Company; but if the Senior Officer Participant makes such disclosure, the Senior Officer Participant agrees to take reasonable steps to try to prevent the disclosure of Confidential

Information beyond these allowable parameters. The Company is not waiving any attorney-client privilege or work-product protection. The Senior Officer Participant’s electronic acceptance of or signature on this Agreement acknowledges the understanding that the Senior Officer Participant has and will receive access to proprietary and Confidential Information critical to the Company.

(b)Non-Solicitation. During Senior Officer Participant’s employment with the Company and for a period of two (2) years following the end of the Senior Officer Participant’s Continuous Service for any reason, with or without Cause, whether voluntary or involuntary, except as is the result of a broad solicitation that is not targeting employees of the Company or any of its franchisees or affiliates, the Senior Officer Participant shall not offer employment to, or hire, any employee of the Company or any of its franchisees or affiliates, or otherwise directly or indirectly solicit or induce any employee of the Company or any of its franchisees or affiliates to terminate his or her employment with the Company or any of its franchisees or affiliates; nor shall Senior Officer Participant act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, of or for any person or entity that solicits or otherwise induces any employee of the Company or any of its franchisees or affiliates to terminate his or her employment with the Company or any of its franchisees or affiliates.

(c)Noncompete. While the Senior Officer Participant is employed by the Company and for a period of twelve (12) months following the end of the Senior Officer Participant’s Continuous Service for any reason, with or without Cause, whether voluntary or involuntary, the Senior Officer Participant shall not, individually or jointly with others, directly or indirectly, whether for the Senior Officer Participant’s own account or for that of any other person or entity, provide or perform the same or substantially similar services that the Senior Officer Participant provided to the Company, for, or own or hold any ownership interest in, any Direct Competitor, as such term is defined below, located anywhere in the U.S. or any territory or country in which the Company, its subsidiaries, franchisees or affiliates and any successor entity to the Company, its subsidiaries, franchisees or affiliates owns or operates one or more restaurants (the “Restricted Territory”). It shall not be a violation of this non-competition clause for Senior Officer Participant to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or successor statute. For the purposes of the Agreement, “Direct Competitor” shall mean a person or entity engaged in a multi-unit, full-service restaurant business, or any competitive segment relevant to the Company’s then-current business.

(d)Injunctive Relief. The Senior Officer Participant agrees that a breach of any of the restrictive covenants contained in this Agreement will cause irreparable injury to the Company for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain the Senior Officer Participant from any threatened or actual activities in violation of any such covenants. The Senior Officer Participant hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings that might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Company does apply for such an injunction, the Senior Officer Participant shall not raise as a defense thereto that the Company has an adequate remedy at law.

(e)Disclosure and Consideration Period. The Senior Officer Participant has the right to seek legal counsel prior to signing this Agreement and will have seven (7) calendar days from receipt of this Agreement to review and consider the terms of the Agreement, including the non-compete provisions, before signing.

(f)Forfeiture due to Violating Section 5. In the event that the Senior Officer Participant violates any of the terms of this Section 5, the Senior Officer Participant understands and agrees that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, (i) the Senior Officer Participant shall return to the Company any Shares resulting from RSUs that are or are scheduled to be settled on or after any such violation of Section 5 of this Agreement and any related distributions with respect to such settled RSUs (including any cash dividends or other distributions) received by the Senior Officer Participant or the Senior Officer Participant’s personal representative and pay to the Company in cash the amount of any proceeds received by the Senior Officer Participant or the Senior Officer Participant’s personal representative from the disposition or transfer of any such Shares, and (ii) the Senior Officer Participant’s RSUs, to the extent they are either unvested or are vested and yet to be settled, shall be immediately forfeited (RSUs and Shares described in subsection (i) and (ii) shall collectively be referred to as the “Forfeited Shares”).

For purposes of administration of Section 5(f), the Senior Officer Participant agrees that this Section shall serve as the Senior Officer Participant’s consent to notify any individual or entity holding the Forfeited Shares on the Senior Officer Participant’s behalf, including the Company’s broker or the Plan administrator, of the obligation to return the Forfeited Shares and the Senior Officer Participant’s agreement to provide any other required documentation to facilitate such transfer and return of the Forfeited Shares.

6.RSUs Non-Transferable. The Senior Officer Participant shall not directly or indirectly sell, transfer, pledge, assign or otherwise encumber RSUs or any interest in them, or make any commitment or agreement to do any of the foregoing, except to the extent permitted by Section 11.3 of the Plan.

7.Settlement. Except as otherwise provided under Section 3(c) in connection with a termination of Continuous Service involuntarily without Cause, the Company shall, as soon as practicable upon the vesting of any RSUs (but in no event later than two and a half (2 ½) months following the end of the year in which vesting occurs), effect delivery of Shares to fully settle such vested RSUs to the Senior Officer Participant (or, in the event of the Senior Officer Participant’s death, to the Beneficiary). No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to such issuance have been complied with to the satisfaction of the Committee.

8.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this

Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Senior Officer Participant on account of non-compliance with Section 409A of the Code.

9.Electronic Delivery, Acceptance, and Signature. The Company may in its sole discretion, decide to deliver any documents related to the RSUs granted under the Plan and participation in the Plan, or future RSUs that may be granted under the Plan, by electronic means or to request the Senior Officer Participant’s consent to participate in the Plan by electronic means. The Senior Officer Participant hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party designated by the Company. Signatures on any document necessary for participation in the Plan or related to the Award may be by electronic signature or electronic acceptance. Any electronic acceptance shall be deemed a signature and such signature shall be valid and binding.

10.Data Privacy.

(a)The Senior Officer Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Personal Data as described in this document by and among, as applicable, the Company and its Affiliates for the purposes of implementing, administering and managing the Senior Officer Participant’s participation in the Plan.

(b)The Senior Officer Participant understands that the Company and its Affiliates may possess certain personal information about the Senior Officer Participant, including, but not limited to, his or her name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Senior Officer Participant’s favor, for the purposes of implementing, administering and managing the Plan (“Personal Data”). The Senior Officer Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Senior Officer Participant’s country or elsewhere and that the recipients’ country may have different data privacy laws and protections than the Senior Officer Participant’s country. The Senior Officer Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Senior Officer Participant may elect to deposit any Shares acquired upon settlement of these Performance Awards. The Senior Officer Participant understands that the Company will retain the Personal Data only as long as is necessary to implement, administer and manage the Senior Officer Participant’s participation in the Plan. The Senior Officer Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s human resources representative. The Senior Officer Participant understands, however, that refusing or withdrawing his or her consent may affect the Senior Officer Participant’s ability to participate in the Plan. Senior Officer Participants may obtain more information about how their Personal Data may be processed in conjunction with Plan participation by contacting the Company’s human resources representative.

11.Government and Other Regulations. The grant of RSUs is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Senior Officer Participant acknowledges that the Company will not be obligated to issue any Shares hereunder if the grant or vesting thereof or the issuance of such Shares, as the case may be, would constitute a violation by the Senior Officer Participant or the Company of any such law, regulation or order or any provision thereof. The Company shall not be obligated to take any affirmative action in order to cause the vesting of the RSUs or the issuance of Shares pursuant hereto to comply with any such law, regulation, order or provision.

12.Miscellaneous Provisions.

(a)No Senior Officer Participant or Beneficiary shall have any rights as a stockholder with respect to Shares subject to an Award, including without limitation any right to vote or to receive or accrue dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or any equivalent thereof, until such Shares are delivered to the Senior Officer Participant or the Beneficiary, and no adjustment or accrual shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Shares are delivered.

(b)The RSUs are granted under and subject to the terms and conditions of the Plan, which is incorporated herein and made part hereof by this reference. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern and all decisions under and interpretations of the Plan or this Agreement by the Board or the Committee shall be final, binding and conclusive upon the Senior Officer Participant and his or her heirs and legal representatives. The Senior Officer Participant hereby acknowledges receipt of a true copy of the Plan and that the Senior Officer Participant has read the Plan carefully and fully understands its content.

(c)This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d)If the Senior Officer Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(e)The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(f)This Agreement may be executed or deemed executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.Definition of Cause. The Senior Officer Participant is terminated for "Cause" if the Company, in its sole and absolute discretion, determines that any of the following events occur:

(a)the Senior Officer Participant’s refusal or willful failure to substantially perform Senior Officer Participant’s duties for the Company;

(b)the Senior Officer Participant’s dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud regarding the Company or its affiliates;

(c)the Senior Officer Participant’s conviction of, or plea of nolo contendere with respect to, a serious misdemeanor (other than a minor traffic violation), felony or any crime involving, in the sole discretion of the Company, moral turpitude;

(d)the Senior Officer Participant’s improper disclosure of proprietary information or trade secrets of the Company or its business;

(e)the Senior Officer Participant’s falsification of any records or documents of the Company;

(f)the Senior Officer Participant’s intentional or gross misconduct that injures the business or reputation of the Company;

(g)the Senior Officer Participant’s illegal possession or use of a drug or narcotic on Company property; or

(h)the Senior Officer Participant’s serious violation of the Company’s Code of Conduct.